EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Celsion Corporation on Form S-8 pertaining to the Celsion Corporation 2007 Stock Incentive Plan of our report dated March 15, 2012, with respect to the financial statements of Celsion Corporation, included in the Annual Report on Form 10-K/A for the year ended December 31, 2011.

/s/ Stegman and Company

Baltimore, Maryland
August 13, 2012